Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of SPI Energy Co., Ltd. on Form S-8 [FILE NO. 333-203917] and its Post-Effective Amendment No.1, Form S-8 [FILE NO. 333-250024] and Form F-3 [FILE NO. 333-253233], of our report dated April 28, 2021, with respect to our audits of the consolidated financial statements of SPI Energy Co., Ltd. as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018, which report is included in this Annual Report on Form 20-F, includes Amendment No 1, File No. 001-37678 of SPI Energy Co., Ltd. for the year ended December 31, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective January 1, 2019 due to the adoption of Accounting Standards Codification (“ASC”) Topic 842, Lease (“Topic 842”).

Marcum Bernstein & Pinchuk LLP

Beijing China

October 29, 2021